JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-293684 and 333-293684-01

Dated May 29, 2026

72.5-Month SPX/TPX/SX5E Basket Market-Linked Notes

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Basket:	Underlying indices	Bloomberg ticker symbol	Basket weighting
	S&P 500® Index (the “SPX Index”)	SPX	1/3
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	1/3
	TOPIX® Index (the “TPX Index”)	TPX	1/3
We refer to the SPX Index, SX5E Index and the TPX Index as the underlying indices.
Payment at maturity:

If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount note,

$1,000 + supplemental redemption amount

If the final basket value is less than or equal to the initial basket value, for each $1,000 stated principal amount note,

$1,000

In no event will the payment at maturity be less than the stated principal amount of $1,000 per note. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase &.

Supplemental redemption amount:	$1,000 × participation rate × basket percent increase, provided that the supplemental redemption amount will not be less than $0
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Participation rate:	At least 102.15% (to be provided in thep ricing supplement)
Initial basket value:	Set equal to 100 on the pricing date
Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	Expected to be June 16, 2026
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	June 30, 2032
Maturity date†:	July 6, 2032
Basket performance factor:	final basket value / initial basket value
Index return:	With respect to each underlying index: (final index value – initial index value) initial index value
Final basket value:	The basket closing value on the valuation date
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date
CUSIP / ISIN:	46661AGM6 / US46661AGM62
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/000121390026062976/ ea0292845-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the notes on the pricing date will be provided in the pricing supplement and will not be less than $930.00 per $1,000 stated principal amount notes. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

Notes Payoff Diagram*

The Notes
The Basket
$1,900.00
$1,700.00
$1,500.00
$1,300.00
$1,100.00
$900.00
$700.00
$500.00
Payment at Maturity on the PLUS
$1,000 Stated
Principal Amount
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
Percentage Change in the Basket Closing Value

Change in Basket	Return on the Notes*
50.00%	51.0750%
40.00%	40.8600%
30.00%	30.6450%
20.00%	20.4300%
10.00%	10.2150%
5.00%	5.1075%
1.00%	1.0215%
0.00%	0.0000%
-10.00%	0.0000%
-20.00%	0.0000%
-30.00%	0.0000%
-40.00%	0.0000%
-50.00%	0.0000%
-60.00%	0.0000%
-80.00%	0.0000%
-100.00%	0.0000%
*Assumes a participation rate of 102.15%. The actual participation rate will be provided in the pricing supplement and will not be less than 102.15%.

JPMorgan Chase Financial Company LLC

72.5-Month SPX/TPX/SX5E Market-Linked Notes

Basket and Underlying Indices

For more information about any underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Notes Generally

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity.
▪	The notes are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the notes.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets.
▪	Correlation (or lack of correlation) of performances among the underlying indices may reduce the performance of the basket, and changes in the values of the underlying indices may offset each other.
▪	Secondary trading may be limited.
▪	We may accelerate your notes in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if an acceleration event occurs.
▪	The final terms and estimated valuation of the notes will be provided in the pricing supplement.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the notes and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

▪	The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
▪	The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates.
▪	The estimated value of the notes is derived by reference to an internal funding rate.
▪	The value of the notes as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the notes for a limited time period.
▪	Secondary market prices of the notes will likely be lower than the original issue price of the notes.
▪	Secondary market prices of the notes will be impacted by many economic and market factors.

Risks Relating to the Underlying Indices

▪	JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index.
▪	Investing in the notes is not equivalent to investing in the basket or the underlying indices.
▪	Adjustments to any underlying index could adversely affect the value of the notes.
▪	The notes are subject to risks associated with securities issued by non-U.S. companies with respect to the SX5E Index and the TPX Index.
▪	The notes are not directly exposed to fluctuations in foreign exchange rates with respect to the SX5E Index and the TPX Index.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information About the Notes — Treatment as contingent payment debt instruments” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.